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                                                                   Exhibit 99(r)

                                 CODE OF ETHICS

I.    INTRODUCTION

      High ethical standards are essential for the success of Hatteras and to maintain the confidence of Investors. Hatteras is of the view that its long-term business interests are best served by adherence to the principle that Advisory Clients' interests come first. Hatteras has a fiduciary duty to its Advisory Clients that requires Access Persons to act solely for the benefit of Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of Access Persons. In recognition of Hatteras' fiduciary obligations to its Advisory Clients and Hatteras' desire to maintain its high ethical standards, Hatteras has adopted this Code of Ethics containing provisions designed to prevent improper personal trading by Access Persons, identify conflicts of interest and provide a means to resolve any actual or potential conflict in favor of the Advisory Client.

      One goal is to allow Hatteras' Access Persons to engage in personal securities transactions while protecting its Advisory Clients, Hatteras and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

      Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for Access Persons of Hatteras. If there is any doubt as to the propriety of any activity, Access Persons should consult with the Compliance Officer. The Chief Compliance Officer may rely upon the advice of legal counsel or outside compliance consultants.

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II.   APPLICABILITY OF CODE OF ETHICS

      A. PERSONAL ACCOUNTS OF ACCESS PERSONS. This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:

            (1) Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

            (2) Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

            (3) Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

            (4) Any trust or other arrangement which names the Access Person as a beneficiary; and

            (5) Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

            Upon receipt of this Compliance Manual each Access Person will be required to provide a comprehensive list of all Personal Accounts to the Compliance Officer.

      B. ACCESS PERSON AS TRUSTEE. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

            (1) Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to

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                  be a Personal Account only of the Access Person who has a
                  Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

            (2) Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his duties on behalf of Hatteras, (i) makes or participates in the making of investment recommendations for Hatteras' clients, or (ii) obtains information on recommended investments for Hatteras' Advisory Clients.

            (3) Client Accounts. A client account includes any account managed by Hatteras that is not a Personal Account.

III.  RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

      C. GENERAL. It is the responsibility of each Access Person to ensure that a particular securities transaction, which includes Securities and in general any instrument commonly known as a security, being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.

      D. PRE-CLEARANCE OF TRANSACTIONS IN PERSONAL ACCOUNT INVOLVING PRIVATE PLACEMENTS AND INVESTMENT OPPORTUNITIES OF LIMITED AVAILABILITY. An Access Person must obtain the prior written approval of the Chief Compliance Officer before engaging in the following transactions in his or her Personal Account:

            (i) direct or indirect acquisition of beneficial ownership in a security in an initial public offering;

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            (ii)  direct or indirect acquisition of beneficial ownership in a security in a limited offering (fund of funds only) (which includes investments in securities); and

            (iii) direct or indirect purchase or sale of any security that may be purchased or sold by an Advisory Client or Fund.

            A request for pre-clearance must be made by completing the Pre-clearance Form in advance of the contemplated transaction. A Sample Pre-clearance Form is attached as EXHIBIT I. Any approval given under this paragraph will remain in effect for 2 days (48 Hours).

IV.   REPORTING REQUIREMENTS

      O. All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of SECTION V below) the following reports:

            (1) Initial Holdings Report - Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

                  (a) Must disclose all of the Access Person's current securities holdings with the following content for each reportable security (as defined in IV.P. below) that the Access Person has any direct or indirect beneficial ownership:

                        (i)   title and type of reportable security;

                        (ii)  ticker symbol or CUSIP number (as applicable);

                        (iii) number of shares;

                        (iv)  principal amount of each reportable security.

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                  (b)   Must disclose the name of any broker, dealer or bank
                        with which the Access Person maintains a Personal
                        Account.

                  (c) Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

                  (d)   The date upon which the report was submitted.

                  (e) Access Persons should use the form of Initial Holdings Report contained in Exhibit 2 to this Code of Ethics.

            (2) Annual Holdings Report - Subject to the applicable provisions of SECTION V below, Access Persons must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12-month period (the "Annual Holding Certification Date"). For purposes of this Code, the Annual Holdings Certification Date is 12/31/XXXX. From a content perspective, such Annual Holdings Reports must comply with the requirements of SECTION IV.A.(1)(i), (ii) and (iii) above. Access Persons should use the form of Annual Holdings Report contained in Exhibit 3.

            (3) Quarterly Transaction Reports - Subject to the applicable provisions of SECTION V below, Access Persons must also provide quarterly securities transaction reports for each transaction in a reportable security (as defined in SECTION IV.P. below) that the Access Person has any direct or indirect beneficial ownership. Such quarterly transaction reports must meet the following requirements:

                  (a) Content Requirements - Quarterly transaction report must include:

                        (i)   date of transaction;

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                        (ii)  title of reportable security;

                        (iii) ticker symbol or CUSIP number of reportable
                              security (as applicable);

                        (iv)  interest rate or maturity rate (if applicable);

                        (v)   number of shares;

                        (vi)  principal amount of reportable security;

                        (vii) nature of transaction (i.e., purchase or sale);

                        (viii)price of reportable security at which the
                              transaction was effected;

                        (ix) the name of broker, dealer or bank through which the transaction was effected;

                        (x) the date upon which the Access Person submitted the report.

                  (b) Timing Requirements - Subject to SECTION __.C, Access Persons must submit a quarterly transaction report no later than 30 days after the end of each quarter.

                  (c) Access Persons should use the form of quarterly transaction report provided in Exhibit 4 to this Code of Ethics.

      P. DEFINITION OF REPORTABLE SECURITY - For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

            (1)   Direct obligations of the Government of the United States;

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            (2)   Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

            (3)   Shares issued by money market funds;

            (4) Shares issued by registered open-end funds; provided that such funds are NOT advised by Hatteras or an affiliate and such fund's adviser or principal underwriter is not controlled or under common control with Hatteras;

            (5) Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Hatteras or an affiliate and such fund's adviser or principal underwriter is not controlled or under common control with Hatteras.

V.    EXCEPTIONS FROM PROVISIONS/ ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

      This SECTION sets forth exceptions from the reporting requirements of
      SECTION IV of this Code. All other requirements will continue to apply to any holding or transactions exempted from reporting pursuant to this SECTION. Accordingly, the following will be exempt only from the reporting requirements of SECTION IV:

      Q. No Initial, Annual or Quarterly Transaction is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control;

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      R.    Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports);

      S. Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that Access Person has already provided to the Compliance Officer; provided, that such broker trade confirm or account statements are provided to the Chief Compliance Officerwithin 30 days of the end of the applicable calendar quarter. This paragraph has no effect on an Access Person's responsibility related to the submission of Initial and Annual Holdings Reports.

            (1) Access Persons that would like to avail themselves of the exemption, should:

                  (a) Ensure that the content of such broker confirms or account statements for any Personal Account meet the content required for Quarterly Transaction Review Reports set forth; and

                  (b) Inform the Chief Compliance Officerthat you would like to avail yourself of this compliance option and provide the Chief Compliance Officerwith the following for each of your Personal Accounts:

                        (i)   name of institution;

                        (ii)  address of institution;

                        (iii) name of contact at institution;

                        (iv) identification numbers for personal accounts held at institution.

                        (v)   name of personal accounts held at institution.

VI.   PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

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      ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

      In addition to other provisions of this Code of Ethics and Hatteras' Compliance Manual (including SECTION XVI of the Compliance Manual and the Insider Trading Procedures in Exhibit H), Access Persons should note that Hatteras has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of Hatteras. Notwithstanding the foregoing, Access Persons and Hatteras may provide such information to persons or entities providing services to Hatteras, Advisory Client or the Funds where such information is required to effectively provide the services in question. Examples of such are:

                  (i)   brokers;

                  (ii)  accountants or accounting support service firms;

                  (iii) custodians;

                  (iv)  transfer agents;

                  (v)   bankers; and

                  (vi)  lawyers.

      If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Hatteras, please see the Compliance Officer.

VII.  OVERSIGHT OF CODE OF ETHICS

      T. REPORTING. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics, must be promptly reported to the Chief Compliance Officer who must report it to the executive management of Hatteras.

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      U.    REVIEW OF TRANSACTIONS. Each Access Person's transactions in his/her
            Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by Hatteras for Advisory Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of Hatteras.

      V. SANCTIONS. The executive management of Hatteras, with advice of outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as advised by outside legal counsel). These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with Hatteras, or criminal or civil penalties.

VIII. CONFIDENTIALITY

      All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

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